APPENDIX A – FIXED ANNUITY PAYMENT RATES

The following tables show the minimum dollar amount of monthly fixed Annuity Payment that can be provided with each $1,000 of available value.

The rates shown are based on an interest rate of 1.00%, compounded annually, and the 2012 Individual Annuity Mortality Table projected to the year 2020 with Projection Scale G2. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and Joint Annuitant age are determined on an age nearest birthday basis as of the Annuity Commencement Date and will be further adjusted based on the year of commencement as follows:

Annuity Commencement Year	Age Adjustment
2030 – 2039	-1
2040 – 2049	-2
2050 and later	-3

Male Annuitant Adjusted Age	Life (Option 1)	Life with 120 Months (Option 2A)	Life with 180 Months (Option 2B)	Life with 240 Months (Option 2C)
50	$2.82	$2.81	$2.79	$2.76
55	3.18	3.15	3.12	3.06
60	3.63	3.59	3.52	3.41
65	4.24	4.15	4.01	3.80
70	5.10	4.89	4.60	4.18
75	6.37	5.86	5.21	4.44
80	8.33	6.98	5.68	4.56
85	11.47	7.96	5.91	4.59

Female Annuitant Adjusted Age	Life (Option 1)	Life with 120 Months (Option 2A)	Life with 180 Months (Option 2B)	Life with 240 Months (Option 2C)
50	$2.68	$2.67	$2.66	$2.64
55	3.00	2.99	2.96	2.92
60	3.42	3.38	3.34	3.26
65	3.96	3.90	3.80	3.65
70	4.71	4.57	4.37	4.04
75	5.81	5.47	4.99	4.36
80	7.51	6.56	5.53	4.53
85	10.18	7.62	5.85	4.58

Joint and Last Survivor (Option 3)

				Female Annuitant Adjusted Age
Male Annuitant Adjusted Age	40	45	50	55	60	65	70	75	80	85
50	$2.14	$2.28	$2.41	$2.53	$2.62	$2.69	$2.74	$2.78	$2.80	$2.81
55	2.17	2.33	2.50	2.66	2.81	2.93	3.02	3.08	3.12	3.15
60	2.19	2.37	2.56	2.77	2.99	3.18	3.34	3.45	3.53	3.58
65	2.21	2.39	2.61	2.86	3.13	3.41	3.67	3.89	4.04	4.14
70	2.22	2.41	2.64	2.91	3.24	3.61	4.00	4.36	4.66	4.86
75	2.22	2.42	2.66	2.95	3.31	3.75	4.27	4.84	5.38	5.80
80	2.22	2.42	2.67	2.97	3.36	3.85	4.47	5.23	6.09	6.91
85	2.23	2.42	2.67	2.99	3.39	3.91	4.59	5.51	6.69	8.04

ICC18-70372	Minnesota Life